News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513
	Patrick Kimball	(281) 405-6178

FMC Technologies Reports First Quarter 2015
Diluted Earnings per Share of $0.63

•	Subsea Technologies revenue of $1.2 billion

•	Subsea Technologies margins of 14.6%

HOUSTON, April 21, 2015 - FMC Technologies, Inc. (NYSE:FTI) today reported first quarter 2015 revenue of $1.7 billion, down 7 percent from the prior-year quarter as stronger Subsea Technologies performance was offset by the continued strength of the U.S. dollar and the decline in the North American land market. Diluted earnings per share were $0.63.
Total inbound orders were $969.0 million and included $552.0 million in Subsea Technologies orders. Backlog for the Company was $5.5 billion, including Subsea Technologies backlog of $4.8 billion.
“We delivered solid first quarter earnings, largely the result of the continued strength of our Subsea Technologies performance,” said John Gremp, Chairman, President, and CEO of FMC Technologies. “We are leveraging our backlog and execution momentum, while taking actions in all of our businesses to strengthen our operating structure. With our strong customer relationships, we expect to inbound at least $3 billion of subsea awards in 2015.”

Review of Operations - First Quarter 2015

Subsea Technologies
Subsea Technologies first quarter revenue was $1.2 billion, down 4 percent from the prior-year quarter due to the strength of the U.S. dollar.
Subsea Technologies operating profit increased 19 percent from the prior-year quarter to $168.7 million, primarily due to improved execution and stronger project margins related to backlog conversion.
Subsea Technologies inbound orders for the first quarter were $552.0 million and backlog was $4.8 billion.

Surface Technologies
Surface Technologies first quarter revenue was $446.3 million, down 7 percent from the prior-year quarter as increased activity in our non-North American surface wellhead business was more than offset by decreases in the North American market.
Surface Technologies operating profit decreased 28 percent from the prior-year quarter to $62.9 million driven by the North American activity declines.
Surface Technologies inbound orders for the first quarter were $326.3 million and backlog was $519.5 million.

Energy Infrastructure
Energy Infrastructure first quarter revenue was $100.9 million, down 31 percent from the prior-year quarter due to the absence of the Material Handling Products business which was sold in the second quarter of 2014 and reduced sales in all businesses within the segment.
Energy Infrastructure operating profit decreased 81 percent from the prior-year quarter to $2.9 million, primarily as a result of both reduced and delayed revenue.
Energy Infrastructure inbound orders for the first quarter were $95.8 million and backlog was $173.1 million.

Corporate Items
Corporate expense in the first quarter was $16.3 million, an increase of $1.4 million from the prior-year quarter. Other revenue and other expense, net, increased $6.7 million from the prior-year quarter to $26.4 million, due largely to foreign currency losses related to the strength of the U.S. dollar.
The Company ended the quarter with net debt of $621.3 million. Net interest expense was $7.3 million in the quarter.
The Company repurchased approximately 776,000 shares of common stock at an average cost of $39.75 per share in the quarter.
Depreciation and amortization for the first quarter was $57.8 million, down $1.3 million from the sequential quarter. Capital expenditures for the first quarter were $86.7 million.
The Company recorded an effective tax rate of 20.0 percent for the first quarter largely due to less income subject to U.S. taxation rules.

Summary and Outlook
FMC Technologies reported first quarter diluted earnings per share of $0.63.
Total inbound orders of $969.0 million in the first quarter included $552.0 million in Subsea Technologies orders. The Company's backlog stands at $5.5 billion, including Subsea Technologies backlog of $4.8 billion.
The Company expects to inbound at least $3 billion of Subsea Technologies awards in 2015.

FMC Technologies, Inc. (NYSE: FTI) is the global market leader in subsea systems and a leading provider of technologies and services to the oil and gas industry. We help our customers overcome their most difficult challenges, such as improving shale and subsea infrastructures and operations to reduce cost, maintain uptime, and maximize oil and gas recovery. Named by Forbes® Magazine as one of the World’s Most Innovative Companies in 2013, the company has approximately 20,000 employees and operates 24 production facilities in 14 countries. Visit www.fmctechnologies.com or follow us on Twitter @FMC_Tech for more information.

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words such as "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; U.S. and international laws and regulations, including environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; the cumulative loss of major contracts or alliances; deterioration in the future expected profitability or cash flows and its effect on our goodwill; rising costs and availability of raw materials; our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; and a downgrade in the ratings of our debt could restrict our ability to access the debt capital markets. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

FMC Technologies, Inc. will conduct its second quarter 2015 conference call at 9:00 a.m. ET on Wednesday, July 22, 2015. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended
	March 31
	2015	2014
Revenue	$1,695.2	$1,824.4
Costs and expenses	1,496.6	1,611.6
	198.6	212.8
Other expense, net	(6.3)	(1.1)
Income before net interest expense and income taxes	192.3	211.7
Net interest expense	(7.3)	(8.2)
Income before income taxes	185.0	203.5
Provision for income taxes	36.9	67.0
Net income	148.1	136.5
Net income attributable to noncontrolling interests	(0.5)	(1.3)
Net income attributable to FMC Technologies, Inc.	$147.6	$135.2

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.63	$0.57
Diluted	$0.63	$0.57
Weighted average shares outstanding:
Basic	233.0	237.4
Diluted	233.9	237.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31
	2015	2014
Revenue
Subsea Technologies	$1,157.2	$1,202.0
Surface Technologies	446.3	479.5
Energy Infrastructure	100.9	145.6
Other revenue (1) and intercompany eliminations	(9.2)	(2.7)
	$1,695.2	$1,824.4

Income before income taxes

Segment operating profit
Subsea Technologies	$168.7	$141.7
Surface Technologies	62.9	87.7
Energy Infrastructure	2.9	15.6
Total segment operating profit	234.5	245.0

Corporate items
Corporate expense (2)	(16.3)	(14.9)
Other revenue (1) and other expense, net (3)	(26.4)	(19.7)
Net interest expense	(7.3)	(8.2)
Total corporate items	(50.0)	(42.8)

Income before income taxes attributable to FMC Technologies, Inc. (4)	$184.5	$202.2

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts.
(2) Corporate expense primarily includes corporate staff expenses.
(3) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.
(4) Excludes amounts attributable to noncontrolling interests.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31
	2015	2014
Inbound Orders

Subsea Technologies	$552.0	$1,918.8
Surface Technologies	326.3	527.3
Energy Infrastructure	95.8	141.3
Intercompany eliminations and other	(5.1)	—
Total inbound orders	$969.0	$2,587.4

	March 31
	2015	2014
Order Backlog

Subsea Technologies	$4,825.0	$6,786.6
Surface Technologies	519.5	789.5
Energy Infrastructure	173.1	285.0
Intercompany eliminations	(10.6)	(18.9)
Total order backlog	$5,507.0	$7,842.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2015	December 31, 2014
	(Unaudited)
Cash and cash equivalents	$695.1	$638.8
Trade receivables, net	1,751.7	2,127.0
Inventories, net	1,013.1	1,021.2
Other current assets	782.6	649.4
Total current assets	4,242.5	4,436.4

Property, plant and equipment, net	1,427.5	1,458.4
Goodwill	536.1	552.1
Intangible assets, net	272.3	282.9
Other assets	492.8	445.8
Total assets	$6,971.2	$7,175.6

Short-term debt and current portion of long-term debt	$14.8	$11.7
Accounts payable, trade	612.9	723.5
Advance payments and progress billings	793.3	965.2
Other current liabilities	1,083.7	1,083.2
Total current liabilities	2,504.7	2,783.6

Long-term debt, less current portion	1,301.6	1,297.2
Other liabilities	682.9	617.1
FMC Technologies, Inc. stockholders’ equity	2,460.2	2,456.3
Noncontrolling interest	21.8	21.4
Total liabilities and equity	$6,971.2	$7,175.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Three Months Ended
	March 31
	2015	2014
Cash provided (required) by operating activities:
Net income	$148.1	$136.5
Depreciation and amortization	57.8	54.1
Trade accounts receivable, net	254.8	(170.2)
Inventories, net	(23.3)	(14.7)
Accounts payable, trade	(78.5)	(51.0)
Advance payments and progress billings	(138.9)	124.0
Other	(44.4)	(26.9)
Net cash provided by operating activities	175.6	51.8

Cash provided (required) by investing activities:
Capital expenditures	(86.7)	(92.0)
Other investing	5.3	2.0
Net cash required by investing activities	(81.4)	(90.0)

Cash provided (required) by financing activities:
Net increase (decrease) in debt	8.4	(13.2)
Purchase of stock held in treasury	(30.8)	(45.8)
Other financing	(8.5)	(11.0)
Net cash required by financing activities	(30.9)	(70.0)

Effect of changes in foreign exchange rates on cash and cash equivalents	(7.0)	(0.6)
Increase (decrease) in cash and cash equivalents	56.3	(108.8)
Cash and cash equivalents, beginning of period	638.8	399.1
Cash and cash equivalents, end of period	$695.1	$290.3